U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 3/A


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

   NATIONAL INCOME REALTY TRUST
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

  280 Park Avenue, East Building, 20th Floor
--------------------------------------------------------------------------------
                                    (Street)

  New York               New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   May 1, 1997
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   --
================================================================================
4. Issuer Name and Ticker or Trading Symbol

   EXCAL ENTERPRISES, INC. (EXCL)
================================================================================
5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)



      ____________________________________________________________________

================================================================================
6. If Amendment, Date of Original (Month/Year)

   May 12, 1997
================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share  398,000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share  202,000                     I                    By officer and trustee of Trust(1)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        --
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) The Reporting Person and William S. Friedman, the CEO and Trustee of the Trust may be deemed to have formed a "group" under Rule 13d-5(b)(1) and the Reporting Person may therefore be deemed to have beneficial ownership of the Trustee's shares for the purpose of determining whether the Trust is a 10% owner of the issuer's securities.

     NATIONAL INCOME REALTY TRUST


By: /s/ William S. Friedman                                      May 13, 1997
    ---------------------------------------------            -------------------
        William S. Friedman, Trustee                                 Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.